Exhibit 23.2

KPMG Apartado Postal 816-1089 Panamá 5, República de Panamá	Teléfono Fax Internet	(507) 208-0700 (507) 263-9852 www.kpmg.com

Consent of Independent Auditors

We consent to the use of our report dated February 19, 2010, with respect to the consolidated balance sheet of BAC Credomatic GECF Inc. and Subsidiary as of December 31, 2009, and the related consolidated statements of income, changes in equity, and cash flows for the year then ended, included in this registration statement on Form 20-F/A of Grupo Aval Acciones y Valores, S.A. and to the reference to our firm under Item 10.G,  “Statement by experts” in such registration statement.

/s/ KPMG

Panama, Republic of Panama
March 30, 2011